CERTIFICATE OF AMENDMENT

                                         OF

                                      RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                             ROLLINS TRUCK LEASING CORP.


                      Adopted in accordance with the provisions
                    of Section 242 of the General Corporation Law
                              of the State of Delaware


      I, Klaus M. Belohoubek, Vice President-General Counsel and
Secretary of Rollins Truck Leasing Corp., a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

      That the Restated Certificate of Incorporation of the Company be amended as set forth below. That such amendment has been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      The Restated Certificate of Incorporation of Rollins Truck Leasing Corp. is hereby amended by revising Article Fifth to read in its entirety as follows:

      "FIFTH:   The property and business of this Corporation shall be
      managed by a Board of up to eight directors. The directors shall be divided into three classes. The first class (Class I) shall consist of two (2) directors and the term of office of such class shall expire at the Annual Meeting of Stockholders in 2002. The second class (Class II) shall consist of three (3) directors and the term of office of such class shall expire at the Annual Meeting of Stockholders in 2003. The third class (Class III) shall consist of three (3) directors and the term of such third class shall expire at the Annual Meeting of Stockholders in 2001. At each annual election, commencing at the next Annual Meeting of Stockholders in 2000, the successors of the class of directors whose term expires at that time shall be elected to hold office for the term of three years to succeed those whose term expires, so that the term of office of one class of directors shall expire in each year. Each director shall hold office for the term for which he is elected or appointed or until his successor shall be elected and qualified, or until his death or until he shall resign.

      Notwithstanding any of the provisions of this Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause, and only at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of 75% or more of the shares of the Corporation entitled to vote at an election of directors.

      Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Such nominations shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Notice of nominations which are proposed by the Board of Directors shall be given by the Chairman on behalf of the Board.

      Each such notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee.

      The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded."


      IN WITNESS WHEREOF, I have signed this Certificate this 27th day of January, 2000.




                                          Klaus M. Belohoubek
                                          Vice President-General Counsel
                                          and Secretary